Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-200413, 333-203032, 333-210058, 333-216432, 333-232428, 333-237380, 333-255173 and 333-273900 on Form S-8 and Registration Statement Nos. 333-254890, 333-272052, 333-279711 and 333-282260 on Form S-3 of our report dated March 20, 2025 (except for Note 9, as to which the date is August 14, 2025), relating to the balance sheet of Eledon Pharmaceuticals, Inc. as of December 31, 2024 and the consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders' equity and cash flows for the year ended December 31, 2024.

/s/ Crowe LLP

Los Angeles, California

March 19, 2026